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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                  Asia Pacific Wire & Cable Corporation Limited
                  ---------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                    G0535E106
                                    ---------
                                 (CUSIP Number)


                                December 31, 1997
                                   -----------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
  Schedule is filed:
| | Rule 13d-1(b)
| | Rule 13d-1(c)
|X| Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP NO. G0535E106
          ---------



 1      NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Pacific Electric Wire & Cable Co., Ltd.
        IRS Identification No. - N/A - Foreign Corporation

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                   a.  | |
                                                   b.  | |

 3      SEC USE ONLY


 4      CITIZENSHIP OR PLACE OF ORGANIZATION

               Taiwan, Republic of China

                           5        SOLE VOTING POWER
  NUMBER OF                                 0
   SHARES
BENEFICIALLY               6        SHARED VOTING POWER
  OWNED BY                                  7,333,333 shares
    EACH
  REPORTING                7        SOLE DISPOSITIVE POWER
   PERSON                                   0
    WITH
                           8        SHARED DISPOSITIVE POWER
                                            7,333,333 shares

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            7,333,333 shares

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                    | |

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    68.3%

12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                    CO

                                 SCHEDULE 13G

CUSIP NO. G0535E106
          ---------


 1       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Moon View Ventures Ltd.
         IRS Identification No. - N/A - Foreign Corporation

 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                a.  | |
                                                b.  | |

 3       SEC USE ONLY


 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 British Virgin Islands

                           5        SOLE VOTING POWER
  NUMBER OF                                 0
   SHARES
BENEFICIALLY               6        SHARED VOTING POWER
  OWNED BY                                  4,512,933 shares
    EACH
  REPORTING                7        SOLE DISPOSITIVE POWER
   PERSON                                   0
    WITH
                           8        SHARED DISPOSITIVE POWER
                                            4,512,933 shares

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            4,512,933 shares

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                     | |

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     42.0%

12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                     CO

                                  SCHEDULE 13G

CUSIP NO. G0535E106
          ---------


1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Blinco Enterprises Ltd.
                  IRS Identification No. - N/A - Foreign Corporation

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                a.  | |
                                                b.  | |

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Hong Kong, People's Republic of China

                           5        SOLE VOTING POWER
  NUMBER OF                                 0
   SHARES
BENEFICIALLY               6        SHARED VOTING POWER
  OWNED BY                                  666,600 shares
    EACH
  REPORTING                7        SOLE DISPOSITIVE POWER
   PERSON                                   0
    WITH
                           8        SHARED DISPOSITIVE POWER
                                            666,600 shares

 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            666,600 shares

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                     | |

 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     6.2%

 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                     CO

                                 SCHEDULE 13G

CUSIP NO. G0535E106
          ---------


 1       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Trigen Investment Holdings Ltd.
                  IRS Identification No. - N/A - Foreign Corporation

 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                a.  | |
                                                b.  | |

 3       SEC USE ONLY


 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  British Virgin Islands

                           5        SOLE VOTING POWER
  NUMBER OF                                 0
   SHARES
BENEFICIALLY               6        SHARED VOTING POWER
  OWNED BY                                  1,991,000 shares
    EACH
  REPORTING                7        SOLE DISPOSITIVE POWER
   PERSON                                   0
    WITH
                           8        SHARED DISPOSITIVE POWER
                                            1,991,000 shares

 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            1,991,000 shares

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                     | |

 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     18.5%

 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                     CO

                                 SCHEDULE 13G

CUSIP NO. G0535E106
          ---------


 1       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  PEWC First (APWC) Holdings Ltd.
                  IRS Identification No. - N/A - Foreign Corporation

 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                a.  | |
                                                b.  | |

 3       SEC USE ONLY


 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  British Virgin Islands

                           5        SOLE VOTING POWER
  NUMBER OF                                 0
   SHARES
BENEFICIALLY               6        SHARED VOTING POWER
  OWNED BY                                  2,820,400 shares
    EACH
  REPORTING                7        SOLE DISPOSITIVE POWER
   PERSON                                   0
    WITH
                           8        SHARED DISPOSITIVE POWER
                                            2,820,400 shares

 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            2,820,400 shares

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                     | |

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     26.3%

12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                     CO

ITEM 1.

 (a)     NAME OF ISSUER

            Asia Pacific Wire & Cable Corporation Limited

 (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            42 Liu Fang Road, Jurong Town, Singapore 628687

ITEM 2.

 (a)     NAME OF PERSONS FILING

            Pacific Electric Wire & Cable Co., Ltd., a Taiwanese company
            PEWC First (APWC) Holdings Ltd., a British Virgin Islands company Moon View Ventures Ltd., a British Virgin Islands company
            Blinco Enterprises Ltd., a Hong Kong company
            Trigen Investment Holdings Ltd., a British Virgin Islands company

 (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            Pacific Electric Wire & Cable Co., Ltd.
            4th Floor, 285, Section 4
            Chung Hsiao Road
            Taipei, Taiwan

            PEWC First (APWC) Holdings Ltd.
            1701 One Harbourfront
            18 Tak Fung Street, Hunghom
            Kowloon, Hong Kong

            Moon View Ventures Ltd.
            1701 One Harbourfront
            18 Tak Fung Street, Hunghom
            Kowloon, Hong Kong

            Blinco Enterprises Ltd.
            1701 One Harbourfront
            18 Tak Fung Street, Hunghom
            Kowloon, Hong Kong

            Trigen Investment Holdings Ltd.
            1701 One Harbourfront
            18 Tak Fung Street, Hunghom
            Kowloon, Hong Kong


 (c)     CITIZENSHIP

            Not Applicable

 (d)     TITLE OF CLASS OF SECURITIES

            Common Stock

 (e)     CUSIP NUMBER

            G0535E106

ITEM 3. If this statement is filed pursuant to 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

 (a) /_/   Broker or dealer registered under Section 15 of the Exchange Act.

 (b) /_/   Bank as defined in Section 3(a)(6) of the Exchange Act.

 (c) /_/   Insurance company as defined in Section 3(a)(19) of the Exchange Act.

 (d) /_/ Investment company registered under Section 8 of the Investment Company Act.

 (e) /_/   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

 (f) /_/ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

 (g) /_/ A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

 (h) /_/ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

 (i) /_/ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

 (j)  /_/   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP*

 (a)     AMOUNT BENEFICIALLY OWNED:

            7,333,333 shares

 (b)     PERCENT OF CLASS

            68.3%

 (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                  0 shares

           ii)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                  7,333,333 shares

          iii)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                  0 shares

           iv)    SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                  7,333,333 shares

* Blinco Enterprises Ltd. directly owns 666,600 shares; Trigen Investment Holdings Ltd. directly owns 1,991,000 shares; Moon View Ventures Ltd. directly owns 1,855,333 shares; and PEWC First (APWC) Holdings Ltd. directly owns 2,820,400 shares. Blinco Enterprises Ltd. and Trigen Investment Holdings Ltd. are wholly owned subsidiaries of Moon View Ventures Ltd. PEWC First (APWC) Holdings Ltd. is a wholly owned subsidiary of Pacific Electric Wire & Cable Co., Ltd. Moon View Ventures Ltd. is 99.98% owned by Pacific Electric Wire & Cable Co., Ltd, 49.7% directly and 50.3% through a 99.97% owned subsidiary of Pacific Electric Wire & Cable Co., Ltd, Tai Ho Investment Co. Ltd., a Taiwanise corporation

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ _ ].

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             Not Applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             Not Applicable.

ITEM 10.     CERTIFICATION

             Not Applicable.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                         January 18, 2002
                                         ----------------
                                              Date



                                         PACIFIC ELECTRIC WIRE & CABLE CO., LTD.

                                         By: /s/ Tung Ching Yun
                                            ----------------------
                                         Name:  Tung Ching Yun
                                         Title: Director

                                         PEWC FIRST (APWC) HOLDINGS LTD.

                                         By: /s/ Tung Ching Yun
                                            ----------------------
                                         Name:  Tung Ching Yun
                                         Title: Director

                                         MOON VIEW VENTURES LTD.

                                         By: /s/ Tung Ching Yun
                                            ----------------------
                                         Name:  Tung Ching Yun
                                         Title: Director

                                         BLINCO ENTERPRISES LTD.

                                         By: /s/ Tung Ching Yun
                                            ----------------------
                                         Name:  Tung Ching Yun
                                         Title: Director

                                         TRIGEN INVESTMENT HOLDINGS LTD.

                                         By: /s/ Tung Ching Yun
                                            ----------------------
                                         Name:  Tung Ching Yun
                                         Title: Director

                                    EXHIBIT A


                             JOINT FILING AGREEMENT

          The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

                                         January 18, 2002
                                         ----------------
                                              Date



                                         PACIFIC ELECTRIC WIRE & CABLE CO., LTD.

                                         By: /s/ Tung Ching Yun
                                            ----------------------
                                         Name:  Tung Ching Yun
                                         Title: Director

                                         PEWC FIRST (APWC) HOLDINGS LTD.

                                         By: /s/ Tung Ching Yun
                                            ----------------------
                                         Name:  Tung Ching Yun
                                         Title: Director

                                         MOON VIEW VENTURES LTD.

                                         By: /s/ Tung Ching Yun
                                            ----------------------
                                         Name:  Tung Ching Yun
                                         Title: Director

                                         BLINCO ENTERPRISES LTD.

                                         By: /s/ Tung Ching Yun
                                            ----------------------
                                         Name:  Tung Ching Yun
                                         Title: Director

                                         TRIGEN INVESTMENT HOLDINGS LTD.

                                         By: /s/ Tung Ching Yun
                                            ----------------------
                                         Name:  Tung Ching Yun
                                         Title: Director